Exhibit 10.7
July 19, 2006
Mr. Tony Wasinger
MinnErgy, LLC
4455 Theruer Boulevard
Winona, MN 559847

Re:	Request for Professional Engineering Services Winona/Olmstead County — Conceptual Railway Service Plan
Dear Mr. Van Zenten:
TranSystems Corporation is pleased to submit this proposal to MinnErgy, LLC that addresses your Request for Services associated with the above referenced project. We understand that MinnErgy is planning the development of an ethanol production facility to be located in the counties of Winona or Olmstead. We further understand that this facility, when completed, will produce a minimum 50 million gallons of ethanol annually. Your request for services, that this proposal addresses, pertains to our development of a conceptual railway service plan that will serve the proposed ethanol facility. This proposal will adopt the general terms and conditions as set forth in the Continuous Services Agreement, dated July 18, 2006 and executed on July                     , 2006, in accordance with the provisions of SECTION 2.1 — REQUEST FOR SERVICES.
This letter details the services TranSystems proposes to perform in connection with this project and the fee at which TranSystems will perform these services. Furthermore, the services will be performed with regard to the below outlined assumptions. If this proposal, addressing your request for services, is acceptable to MinnErgy, LLC please execute this agreement and return to TranSystems by mail, fax, or e-mail.
All notices or communications pertaining to this Agreement shall be in writing, with reference to MinnErgy, LLC — Winona/Olmstead and shall be sufficient when mailed or delivered to the address specified below:
If to OWNER:
MinnErgy
4455 Theurer Boulevard
Winona, MN 55987
Attn: Tony Wasinger
If to TRANSYSTEMS:
TranSystems Corporation
2400 Pershing Road, Suite 400
Kansas City, MO 64108
Attn: Paul Hentschke

TRANSYSTEMS SCOPE OF SERVICES
In connection with the above-referenced project, TranSystems shall perform the following described Services:
•	Develop conceptual railway service plan that would serve an ethanol production facility earmarked for an annual production of 50 million gallons.

•	Prepare exhibits conveying the horizontal layout of railway service plan with aerial imagery as a background; the rail service plan will be confined to the rough property limits shown images previously sent to TranSystems.

•	The proposed rail service plan will be developed in accordance with standards and specifications of the Dakota, Minnesota & Eastern Railroad (DME) and Iowa, Chicago & Eastern Railroad (ICE).

•	We anticipate the railway service plan will consist of a series of services tracks and loadout tracks that will be connected to the DME/ICE.

•	Provide narrative describing the operational movement of rail cars throughout the rail service plan.

•	Provide preliminary construction cost estimate based upon conceptual rail service plan.
SERVICES PROVIDED BY OTHERS AND ASSUMPTIONS
These additional services and TranSystems’ agreement to perform the Services is based upon, and subject to, the following services being provided by others and the listed assumptions:
•	We will develop the conceptual plans prior to an overall topographic survey. We assume that a topographic survey will be completed following the preparation of the conceptual plans.

•	The following services are not included in this Request for Services No.1:
•	Land Survey

•	Civil/Site Design

•	Final Construction Document Preparation
We can provide these services through subsequent Request for Service Notifications.
SCHEDULE
We understand that the conceptual plan is of high importance for MinnErgy, LLC to move forward with the planning of the proposed ethanol facility. TranSystems will provide our services on a schedule that is mutually agreeable between MinnErgy, LLC and TranSystems and that is consistent with project requirements. TranSystems will consider the executed Letter Agreement as our notice to proceed.
COMPENSATION
As compensation for the performance of the above-described Services, MinnErgy, LLC will reimburse TranSystems by payment of a lump sum fee of $6,000.00. Invoices will be sent monthly and will be based on TranSystems’ estimate of the total services completed at the time of billing, plus expenses. Our fee includes in-house reproduction supplies and long distance phone calls. Other reimbursable expenses, such as travel, lodging and meals, will be invoiced at our actual cost.
The proposal outlined in this Letter is valid for 60 calendar days.

We sincerely appreciate the opportunity to provide these services to MinnErgy, LLC. If this proposal, addressing your request for services, is acceptable to MinnErgy, LLC please execute this agreement and return to TranSystems by mail, fax, or e-mail. Please let us know if you have any questions or need any further information.

Very truly yours, TRANSYSTEMS CORPORATION
/s/ Timothy P. Rock
Timothy P. Rock Vice President
ACCEPTANCE
MinnErgy, LLC hereby accepts the proposal outlined above and does hereby engage TranSystems to perform these services, on the terms and conditions set forth in the Continuous Service Agreement dated July 18, 2006 and executed on July                     , 2006.

By:	/s/ Daniel H. Arnold
	Printed Name:	Daniel H. Arnold
	Title:	Chairman
Date:

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